FOR IMMEDIATE RELEASE
Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD ANNOUNCES $63.3 MILLION INCREASE IN REVENUES FOR THE QUARTER ENDED MARCH 31, 2004

McLean, Virginia (May 13, 2004) – The Fairchild Corporation (NYSE:FA) announced today that revenues at the Company’s aerospace segment increased by $8.8 million, or 60.6%, in the second quarter of fiscal 2004, as compared to the second quarter of fiscal 2003. Overall, revenues increased by $63.3 million, or 377.6%, in the second quarter of fiscal 2004, as compared to the second quarter of fiscal 2003, due primarily to the acquisition of Fairchild Sports. Fairchild Sports is a seasonal business with an historic trend of higher volumes of sales and profits during months from March to September. The Company reported a net loss of $12.7 million, or $0.50 per share, for its quarter ended March 31, 2004, as compared to a net loss of $7.6 million, or $0.30 per share, for its quarter ended March 30, 2003. The quarter ended March 31, 2004 is an off season quarter for Fairchild Sports, and also included $2.2 million of depreciation expense, $1.3 million of non-cash interest expense, $0.8 million of non-cash foreign currency loss, and a $1.2 million fair market value loss on an interest rate hedge.

Fairchild completed the acquisition of Hein Gericke, and IFW on November 1, 2003 and PoloExpress on January 2, 2004. Revenues for these businesses, reported by Fairchild’s sports & leisure segment were $54.3 million for quarter ended March 31, 2004. Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation, stated: “Revenues for the three months ended March 31, 2004 at Fairchild Sports were hampered by poor weather conditions in Europe. However, Fairchild Sports has rebounded nicely, providing revenues of $32.8 million in April 2004. Fairchild Sports will provide a solid base for future growth and for enhancing shareholder value.”

Fairchild is continuing to pursue opportunities to enhance its capital structure and further diversify.

About The Fairchild Corporation

The Fairchild Corporation is engaged in the design and sale of protective clothing, helmets and technical accessories for motorcyclists in Europe and the United States; and in aerospace distribution businesses which stock and distribute a wide variety of parts to aircraft operators and aerospace customers providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation website (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

	3/31/04	3/30/03	3/31/04	3/30/03

REVENUE:
Net sales	$77,563	$14,496	$119,445	$33,157
Rental revenue	2,546	2,277	4,888	4,376

	80,109	16,773	124,333	37,533
COSTS AND EXPENSES:
Cost of goods sold	48,611	11,489	77,392	26,348
Cost of rental revenue	1,688	1,470	3,174	2,795
Selling, general and administrative	34,964	10,248	58,219	45,329
Other (income) expense, net	996	(935)	(2,120)	(1,074)

	86,259	22,272	136,665	73,398
OPERATING LOSS	(6,150)	(5,499)	(12,332)	(35,865)

Interest Expense	5,807	2,982	11,199	22,606
Interest income	(857)	(785)	(1,047)	(8,402)

Net interest Expense	4,950	2,197	10,152	14,204
Investment imcome	116	118	270	650
Increase (decrease) in fair market value of interest rate contract	(1,228)	999	862	1,027

Loss from Continuing operations before taxes	(12,212)	(6,579)	(21,352)	(48,392)
Income tax benefit (provision)	(2,560)	(117)	(73)	(6,043)
Equity in earnings of Affiliates, net	-	(178)	-	(259)
Minority Interest, net	(81)	-	-	-

Loss from continuing operations	(14,853)	(6,874)	(21,425)	(54,694)
Earnings (loss) from discontinued operations, net	(818)	(763)	(2,343)	1,163
Gain on disposal of discontinued operations, net	2,759	80	8,692	40,082

Cummulative effect of change in accounting for investment in affiliate, net	230	-	230	-

NET LOSS	$(12,682)	$(7,557)	$(14,846)	$(13,449)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$(0.59)	$(0.27)	$(0.85)	$(2.17)
Earnings (loss) from discontinued operations, net	(0.03)	(0.03)	(0.09)	0.05
Gain on disposal of discontinued operations, net	0.11	-	0.35	1.59
Cumulative effect of change in accounting for investment in affiliate, net	0.01	-	0.01	-

NET LOSS	$(0.50)	$(0.30)	$(0.58)	$(0.53)

Revenues by Segment
Sports and Leisure Seegment (a)	$54,278	$-	$79,486	$-
Aerospace Segment	23,285	14,496	39,958	33,157
Real Estate Operations Segment	2,546	2,277	4,888	4,376
Corporate and Other	-	-	1	-

Total	$80,109	$16,773	$124,333	$37,533

Operating Income (Loss) by Segment:
Sports and Leisure Seegment (a)	$(1,327)	$-	$(4,613)	$-
Aerospace Segment	1,188	(498)	1,243	(389)
Real Estate Operations Segment	780	733	1,547	1,443
Corporate and Other	(6,791)	(5,734)	(10,509)	(36,919)

Total	$(6,150)	$(5,499)	$(12,332)	$(35,865)

(a)     – Actual results for the six months ended March 31, 2004, include only five months of results from the sports & leisure segment since its acquisition on November 1, 2003.